Exhibit 99.1

DELMAR PHARMACEUTICALS ANNOUNCES $3.6 MILLION REGISTERED DIRECT
OFFERING

VANCOUVER, British Columbia and MENLO PARK, Calif., June 3, 2019 -- DelMar Pharmaceuticals, Inc. (NASDAQ: DMPI) (“DelMar” or the “Company”), a biopharmaceutical company focused on the development and commercialization of new cancer therapies, today announced that it entered into securities purchase agreements with certain institutional investors in connection with a registered direct offering of an aggregate of 1,170,000 shares of common stock and, in a concurrent private placement, warrants to purchase 760,500 shares of common stock. The combined purchase price for one share of common stock and each warrant will be $3.10, for aggregate gross proceeds of $3.6 million. The warrants have an exercise price of $3.10 per share, are immediately exercisable and have a term of exercise of five years. The offering and concurrent private placement are expected to close on or about June 5, 2019, subject to the satisfaction of customary closing conditions.

Maxim Group LLC is acting as the lead placement agent and Dawson James Securities, Inc. is acting as co-placement agent in connection with the offering and concurrent private placement.

DelMar currently intends to use the net proceeds of the offering and concurrent private placement for its clinical trials and for general corporate purposes, which may include working capital, capital expenditures, research and development and other commercial expenditures. In addition, DelMar may use the net proceeds for investments in businesses, products or technologies that are complementary to its business.

The shares are being offered pursuant to an effective shelf registration statement on Form S-3, as amended (File No. 333-213601), that was previously filed with the Securities and Exchange Commission (“SEC”) and declared effective on September 27, 2016. A prospectus supplement relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. The offering is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained, when available, from Maxim Group LLC, 405 Lexington Avenue, New York, NY 10174, Attention: Syndicate Department, or via email at syndicate@maximgrp.com or telephone at (212) 895-3745.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About DelMar Pharmaceuticals, Inc.

DelMar is focused on the development and commercialization of new therapies for cancer patients who have limited or no treatment options. By focusing on understanding tumor biology and mechanisms of treatment resistance, the Company identifies biomarkers to personalize new therapies in indications where patients are failing, or are unable to tolerate, standard-of-care treatments.

The Company's current pipeline is based around VAL-083, a "first-in-class", small-molecule chemotherapeutic with a novel mechanism of action that has demonstrated clinical activity against a range of cancers including central nervous system, ovarian and other solid tumors (e.g. NSCLC, bladder cancer, head & neck) in U.S. clinical trials sponsored by the National Cancer Institute (NCI). Based on DelMar's own research programs, and these prior NCI-sponsored clinical studies, the Company is conducting clinical trials to support the development and commercialization of VAL-083 to solve significant unmet medical needs.

VAL-083 is being studied in two collaborator-supported, biomarker-driven, Phase 2 clinical trials for MGMT-unmethylated GBM. Overcoming MGMT-mediated resistance represents a significant unmet medical need in the treatment of GBM. In addition, DelMar has announced the allowance of a separate IND for VAL-083 as a potential treatment for platinum-resistant ovarian cancer.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the Phase 2 clinical trial discussed above and the current results and outcomes of such trial. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC, including, the Prospectus Supplement for the offering.